Exhibit 10.1

SECOND AMENDMENT to
AMENDED AND RESTATED Loan and security agreement

THIS SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 31st day of May, 2015, by and between SILICON VALLEY BANK, a California corporation (“Bank”), and ENCISION INC., a Colorado corporation (“Borrower”).

Recitals

A. Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of May 10, 2012 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower is currently in default of Section 6.9(a) of the Loan Agreement for failing to comply with the Tangible Net Worth financial covenant for the month ending February 28, 2015 and March 31, 2015 (the “Existing TNW Event of Default”) and anticipates that it will also be in default of such covenant for the month ending April 30, 2015 (the “April Anticipated TNW Event of Default”).

D. Borrower has requested that Bank amend the Loan Agreement to (i) extend the Revolving Line Maturity Date, (ii) revise the Tangible Net Worth financial covenant, (iii) waive the Existing TNW Event of Default and April Anticipated TNW Event of Default, and (iv) make certain other revisions to the Loan Agreement as more fully set forth herein.

E. Although Bank is under no obligation to do so, Bank is willing to (i) extend the Revolving Line Maturity Date, (ii) revise the Tangible Net Worth financial covenant, (iii) waive the Existing TNW Event of Default and April Anticipated TNW Event of Default, and (iv) make certain other revisions to the Loan Agreement, all on the terms and conditions set forth in this Amendment, so long as Borrower complies with the terms, covenants and conditions set forth in this Amendment in a timely manner.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment, including its preamble and recitals, shall have the meanings given to them in the Loan Agreement.

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2. Amendments to Loan Agreement.

2.1 Section 6.9 (Financial Covenants). Section 6.9 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

6.9 Financial Covenants.

Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Tangible Net Worth. Commencing with the month ending March 31, 2015, a Tangible Net Worth of at least Two Million Three Hundred Thousand Dollars ($2,300,000), which amount shall be increased by the sum of (i) fifty percent (50%) of Borrower’s quarterly Net Income (without reduction for any losses) for such quarter, plus (ii) fifty percent (50%) of the Net Proceeds received by Borrower from any bona-fide issuances of new equity during such quarter, plus (iii) fifty percent (50%) of the Net Proceeds received by Borrower from any Subordinated Debt incurred by Borrower during such quarter.

(b) Liquidity Ratio. Commencing with the month ending May 31, 2015 and as of the last day of each month thereafter, a Liquidity Ratio of at least 2.00 to 1.00 at all times.

2.2 Section 12.1 (Termination Prior to Revolving Line Maturity Date). Section 12.1 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

12.1 Termination Prior to Revolving Line Maturity Date.

This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations.

2.3 Section 13 (Definitions).

(a) The following terms and their respective definitions set forth in Section 13.1 of the Loan Agreement are hereby amended by deleting them in their entirety and replacing them with the following:

“Inventory Sublimit Availability Amount” means the lesser of (a) thirty-five percent (35%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value), as determined by Bank from Borrower’s most recent Transaction Report or (b) the lesser of (i) twenty-five percent (25%) of all outstanding Obligations under the Revolving Line or (ii) Four Hundred Thousand Dollars ($400,000).

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“Quick Assets” is, on any date, Borrower’s unrestricted cash maintained with Bank, plus Eligible Accounts, minus Accounts payable that Borrower has not paid within sixty (60) days of the due date.

“Revolving Line Maturity Date” is May 29, 2016.

(b) The following term and its respective definitions are hereby added in alphabetical order to Section 13.1 of the Loan Agreement as follows:

“Liquidity Ratio” is a ratio equal to (a) Quick Assets, divided by (b) the aggregate outstanding Obligations.

2.4 Compliance Certificate. From and after the date hereof, Exhibit B of the Loan Agreement is replaced in its entirety with Exhibit B attached hereto and all references in the Loan Agreement to the Compliance Certificate shall be deemed to refer to Exhibit B attached hereto.

3. Waiver of the Existing TNW Event of Default and April Anticipated TNW Event of Default. Borrower acknowledges and agrees that unless the Existing TNW Event of Default and April Anticipated TNW Event of Default are waived by Bank, the Existing TNW Event of Default and April Anticipated TNW Event of Default would constitute an Event of Default under the Loan Documents. Bank hereby waives the Existing TNW Event of Default and April Anticipated TNW Event of Default. Bank’s agreement to waive the Existing TNW Event of Default and April Anticipated TNW Event of Default shall in no way obligate Bank to make any other modifications to the Loan Agreement or to waive Borrower’s compliance with any other terms of the Loan Documents, and shall not limit or impair Bank’s right to demand strict performance of all other terms and covenants as of any date. The waiver set forth above shall not be deemed or otherwise construed to constitute a waiver of any other provisions of the Loan Agreement in connection with any other transaction.

4. Limitation of Waiver and Amendments.

4.1 The amendments set forth in Section 2 and the waiver set forth in Section 3, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to i) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or ii) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.3 In addition to those Events of Default specifically enumerated in the Loan Documents, the failure to comply with the terms of any covenant or agreement contained herein shall constitute an Event of Default and shall entitle the Bank to exercise all rights and remedies provided to the Bank under the terms of any of the other Loan Documents as a result of the occurrence of the same.

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5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing, except for the Existing Event of Default;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene iii) any law or regulation binding on or affecting Borrower, iv) any contractual restriction with a Person binding on Borrower, v) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or vi) the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

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7. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8. Effectiveness. This Amendment shall be deemed effective as of May 10, 2014 upon vii) the due execution and delivery to Bank of this Amendment by each party hereto, viii)Borrower’s payment of a fully earned, non-refundable amendment fee in an amount equal to Twenty Thousand Dollars ($20,000), and ix) payment of Bank’s legal fees and expenses in connection with the negotiation and preparation of this Amendment.

[Signature page follows.]

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In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

ENCISION INC.

By:	/s/ Gregory J. Trudel
Name:	Gregory J. Trudel
Title:	President & CEO

BANK:

SILICON VALLEY BANK

By:	/s/ Daniel Harrison
Name:	Daniel Harrison
Title:	Vice President

[Signature Page to Second Amendment to Amended and Restated Loan and Security Agreement]

[Exhibit B]